SELIGMAN INCOME FUND, INC.
NSAR - Item 77C

PROXY RESULTS
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Seligman  Income  Fund  Shareholders  voted on the  following  proposals  at the
Special  Meeting of  Shareholders  held on December 12, 1995,  in New York,  New
York. Each Director was elected, and all other proposals were approved. The description of each proposal and number of shares voted are as follows:

                                        FOR           AGAINST          NON-VOTE
                                        ---           -------          --------
Election of Directors:
   Fred E. Brown                    15,946,062        426,117         10,890,954
   John R. Galvin                   15,930,574        438,971         10,890,963
   Alice S. Ilchman                 15,960,658        416,494         10,890,949
   Frank A. McPherson               15,954,192        420,203         10,890,961
   John E. Merow                    15,940,479        437,335         10,890,959
   Betsy S. Michel                  15,966,339        415,836         10,890,947
   William C. Morris                15,975,444        408,871         10,890,948
   James C. Pitney                  15,971,929        407,638         10,890,948
   James Q. Riordan                 15,950,875        417,741         10,890,960
   Ronald T.  Schroeder             15,976,763        406,380         10,890,947
   Robert L. Shafer                 15,973,044        406,696         10,890,948
   James N. Whitson                 15,974,281        406,702         10,890,948
   Brian T. Zino                    15,972,907        409,516         10,890,947

                                                         FOR             AGAINST         ABSTAIN         NON-VOTE
                                                         ---             -------         -------         --------
Ratification of Deloitte & Touche LLP as
   independent auditors:                             15,599,126          189,322         597,178        10,890,945
Approval of amendment to the Management
   Agreement to increase management fee
   payable by the Fund:                              11,639,399        3,530,814       1,215,413        10,890,945
Approval of amendment to the Subadvisory
   Agreement to increase the subadvisory fee payable
   by J. & W. Seligman & Co. Incorporated:           11,689,152        3,385,959       1,310,512        10,890,948
Approval of amendment of Fund's fundamental
   investment policy to increase the amount that may
   be borrowed to 15% of the market value of the
   Fund's total assets:                              13,451,956        1,891,397       1,042,218        10,890,999
Approval of amendment of Fund's fundamental
   investment policy to permit mortgaging or
   pledging of its assets:                           12,995,409        2,163,549       1,226,660        10,890,953
Approval of amendment of Fund's fundamental
   investment policy with respect to investments in
   real estate investment trusts:                    13,820,605        1,496,126       1,068,895        10,890,945